RAIT Financial Trust Announces Completion of $425 Million Convertible Senior Notes Offering Including Exercise of $75 Million Over-Allotment Option

PHILADELPHIA, PA – April 18, 2007 – RAIT Financial Trust (NYSE:RAS) (“RAIT”) announced today that it has completed its previously announced offering of its 6.875% convertible senior notes due 2027 to the initial purchaser of the notes. RAIT issued $425.0 million aggregate principal amount of the notes in this offering, which included the amount sold upon the exercise in full of the over-allotment option granted to the initial purchaser.

The net proceeds from the offering of the notes, after deducting the initial purchaser’s discount and the estimated offering expenses, are estimated to be approximately $414.3 million. RAIT used a portion of the net proceeds from the offering to repurchase its common shares at a price of $27.34 per share (the closing price on April 12, 2007) for an aggregate purchase price of $74.4 million. RAIT will apply the balance of the net proceeds, approximately $339.9 million, for general trust purposes, principally investment in its targeted asset classes.

Prior to April 15, 2026, upon the occurrence of specified events, the notes will be convertible at the option of the holder at an initial conversion rate of 28.6874 shares per $1,000 principal amount of notes. The initial conversion price of $34.86 represents a 27.5 percent premium to the per share closing price of $27.34 on the date the offering was priced. On or after April 15, 2026, the notes will be convertible at any time prior to the second business day prior to maturity at the option of the holder. Upon conversion of notes by a holder, the holder will receive cash up to the principal amount of such notes and, with respect to the remainder, if any, of the conversion value in excess of such principal amount, at the option of RAIT in cash or RAIT’s common shares. The initial conversion rate is subject to adjustment in certain circumstances.

Prior to April 20, 2012, the notes will not be redeemable at RAIT’s option, except to preserve RAIT’s status as a REIT. On or after April 20, 2012, RAIT may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any.

Note holders may require RAIT to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the notes on April 15, 2012, April 15, 2017, and April 15, 2022, or upon the occurrence of certain change in control transactions prior to April 20, 2012.

The notes were sold to qualified institutional buyers by means of a private offering memorandum in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes and the RAIT common shares that may be issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. The common shares issuable upon conversion of the notes will be registered by RAIT pursuant to the terms of a registration rights agreement.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About RAIT Financial Trust
RAIT Financial Trust, a real estate investment trust (“REIT”), originates secured and unsecured credit facilities including bridge and mezzanine loans, preferred equity investments, trust preferred securities and subordinated debt for private and corporate owners of commercial real estate, REITs and real estate operating companies and their intermediaries throughout the United States and Europe.

RAIT Financial Trust Contact
Andres Viroslav
215-861-7923
aviroslav@raitft.com